Exhibit (12)
[Form of Tax Opinion]
                                        , 2009

Nuveen Insured Florida Tax-Free Advantage	Nuveen Insured Tax-Free Advantage
Municipal Fund	Municipal Fund
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

Re:	Reorganization of Nuveen Insured Florida Tax-Free Advantage Municipal Fund into Nuveen Insured Tax-Free Advantage Municipal Fund
Ladies and Gentlemen:
     You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganization (the “Reorganization”) by and between Nuveen Insured Florida Tax-Free Advantage Municipal Fund, a Massachusetts business trust (the “Acquired Fund”), and Nuveen Insured Tax-Free Advantage Municipal Fund, a Massachusetts business trust (the “Acquiring Fund”). The Acquired Fund and the Acquiring Fund are each referred to herein as a “Fund.”
     The Reorganization contemplates the transfer of substantially all the assets of the Acquired Fund to the Acquiring Fund solely in exchange for voting common shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Common Shares”), voting Municipal Auction Rate Cumulative Preferred (“MuniPreferred’) Shares of beneficial interest, par value $0.01 per share and liquidation preference $25,000 per share, of the Acquiring Fund (“Acquiring Fund MuniPreferred Shares” and together with Acquiring Fund Common Shares, “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of substantially all the liabilities of the Acquired Fund. Thereafter, the Acquired Fund will distribute pro rata to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Acquired Fund and the Acquired Fund will be dissolved under state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of                     , 2009 (the “Plan”), entered into by the Acquired Fund and the Acquiring Fund.
     In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Funds in letters dated                     , 2009. We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of

Nuveen Insured Tax-Free Advantage Municipal Fund
Nuveen Insured Florida Tax-Free Advantage Municipal Fund
                                        , 2009

all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.
     Our opinion is based, in part, on the assumption that the Reorganization described herein will occur in accordance with the terms of the Plan and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the “Effective Time”). You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.
     For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:
     1. The transfer by the Acquired Fund of substantially all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Acquired Fund, followed by the distribution of all the Acquiring Fund Shares so received by the Acquired Fund to the Acquired Fund’s shareholders of record in complete liquidation of the Acquired Fund and the dissolution of the Acquired Fund as soon as practicable thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Acquired Fund will each be “a party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.
     2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of substantially all the Acquired Fund’s assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Acquired Fund. (Section 1032(a) of the Code).
     3. No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund’s shareholders solely in exchange for such shareholders’ shares of the Acquired Fund in complete liquidation of the Acquired Fund. (Sections 361(a) and (c) and 357(a) of the Code).

Nuveen Insured Tax-Free Advantage Municipal Fund
Nuveen Insured Florida Tax-Free Advantage Municipal Fund
                                        , 2009

     4. No gain or loss will be recognized by the Acquired Fund’s shareholders upon the exchange, pursuant to the Reorganization, of all their shares of the Acquired Fund solely for Acquiring Fund Shares. (Section 354(a) of the Code).
     5. The aggregate basis of the Acquiring Fund Shares received by each Acquired Fund shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Acquired Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).
     6. The holding period of the Acquiring Fund Shares received by each Acquired Fund shareholder in the Reorganization will include the period during which the shares of the Acquired Fund exchanged therefor were held by such shareholder, provided such Acquired Fund shares were held as capital assets at the Effective Time of the Reorganization. (Section 1223(1) of the Code).
     7. The basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Acquired Fund immediately before the Effective Time of the Reorganization. (Section 362(b) of the Code).
     8. The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the period during which such assets were held by the Acquired Fund. (Section 1223(2) of the Code).
     Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Acquired Fund, the Acquiring Fund or any Acquired Fund shareholder with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes as of the end of a taxable year under a mark-to-market system of accounting or with respect to any stock held in a passive foreign investment company as defined in section 1297(a) of the Code.
FACTS
     Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.
     The Acquired Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). Its common shares are listed and traded on the New York Stock Exchange Alternext under the symbol NWF. The Acquired Fund also currently has outstanding MuniPreferred shares, Series W. The Acquired Fund is treated as a corporation for federal

Nuveen Insured Tax-Free Advantage Municipal Fund
Nuveen Insured Florida Tax-Free Advantage Municipal Fund
                                        , 2009

income tax purposes. It has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs.
     The Acquiring Fund similarly has been registered and operated, since it commenced operations, as a closed-end management investment company under the 1940 Act. Acquiring Fund Common Shares are listed and traded on the New York Stock Exchange Alternext under the symbol NEA. In addition, the Acquiring Fund currently has outstanding Acquiring Fund MuniPreferred Shares, Series T and Series W. As part of the Reorganization, the Acquiring Fund will issue a new series of Acquiring Fund MuniPreferred Shares, Series W2. The Acquiring Fund is treated as a corporation for federal income tax purposes. It has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs.
     Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Acquiring Fund will acquire substantially all the assets of the Acquired Fund solely in exchange for newly issued Acquiring Fund Common Shares, newly issued Acquiring Fund MuniPreferred Shares, Series W2, and the assumption by the Acquiring Fund of substantially all the liabilities of the Acquired Fund. Thereafter, the Acquired Fund will distribute pro rata to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Acquired Fund and the Acquired Fund will be dissolved under state law. The assets of the Acquired Fund to be acquired by the Acquiring Fund will include, without limitation, cash, securities, commodities, interests in futures, and dividends or interest receivables, owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund as of the closing date of the Reorganization. The Acquired Fund will retain assets sufficient to pay the Acquired Fund’s liabilities that will not be assumed by the Acquiring Fund, including, without limitation, all accumulated and unpaid dividends on all outstanding Acquired Fund MuniPreferred shares. In the Reorganization, the Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the Acquired Fund’s net assets and at least seventy percent (70%) of the fair market value of the Acquired Fund’s gross assets held immediately prior to the Reorganization.
     The Acquiring Fund Common Shares issued to the Acquired Fund will have the same aggregate net asset value as the aggregate value of the net assets of the Acquired Fund transferred to the Acquiring Fund (net of the liquidation preference of all outstanding Acquired

Nuveen Insured Tax-Free Advantage Municipal Fund
Nuveen Insured Florida Tax-Free Advantage Municipal Fund
                                        , 2009

Fund MuniPreferred shares). The number of Acquiring Fund MuniPreferred Shares, Series W2, issued to the Acquired Fund will be equal to the number of Acquired Fund MuniPreferred shares, Series W, outstanding immediately prior to the Reorganization. The Acquiring Fund MuniPreferred Shares will have the same liquidation preference and substantially the same terms as the Acquired Fund MuniPreferred shares outstanding at the Effective Time.
     After the Effective Time, the Acquired Fund will be liquidated and will distribute the newly issued Acquiring Fund Common Shares it received pro rata to its common shareholders of record in exchange for such shareholders’ Acquired Fund common shares and will distribute one Acquiring Fund MuniPreferred Share, Series W2, to its MuniPreferred shareholders of record for each MuniPreferred share, Series W, held by such shareholder. In such distribution, Acquiring Fund MuniPreferred Shares shall be distributed only to holders of, and in exchange for, the Acquired Fund MuniPreferred shares.
     As a result of the Reorganization, every common shareholder of the Acquired Fund will own Acquiring Fund Common Shares that will have an aggregate per share net asset value immediately after the Reorganization equal to the aggregate per share net asset value of the Acquired Fund common shares held by such shareholder immediately prior to the Reorganization and each Acquired Fund MuniPreferred shareholder will own Acquiring Fund MuniPreferred Shares with an aggregate liquidation preference and value immediately after the Reorganization equal to the aggregate liquidation preference and value of the Acquired Fund MuniPreferred shares held by such shareholder immediately prior to the Reorganization.
     Following the Reorganization, the Acquiring Fund will continue the Acquired Fund’s historic business or use a significant portion of the Acquired Fund’s historic business assets in its business.
     In approving the Reorganization, the Board of Trustees of each Fund determined that the Plan and the transactions contemplated thereunder are in the best interests of its respective Fund and that the interests of the shareholders of its respective Fund will not be diluted as a result of the Reorganization. The Boards of Trustees of the Funds considered the probability that the Reorganization would result in the following potential benefits for shareholders of the Funds: (i) lower fees and expenses, (ii) enhanced relative investment performance, (iii) improved secondary market trading, (iv) expanded MuniPreferred refinancing opportunities and (v) continuity of investment objectives and strategies.
CONCLUSION
     Based on the foregoing, it is our opinion that the transfer of substantially all the assets of the Acquired Fund, pursuant to the Plan, solely in exchange for Acquiring Fund Shares and the

Nuveen Insured Tax-Free Advantage Municipal Fund
Nuveen Insured Florida Tax-Free Advantage Municipal Fund
                                        , 2009

assumption by the Acquiring Fund of substantially all the liabilities of the Acquired Fund followed by the complete liquidation and dissolution of the Acquired Fund as soon as practicable thereafter will qualify as a reorganization under section 368(a)(1) of the Code.
     The opinions set forth above with respect to (i) the nonrecognition of gain or loss to the Acquired Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss to the Acquired Fund’s shareholders upon the receipt of the Acquiring Fund Shares and (iv) the basis and holding period of the Acquiring Fund Shares received by the Acquired Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1) of the Code.
     The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.
     Our opinion is limited to those U.S. federal income tax issues specifically considered herein, is addressed to and is only for the benefit of the Funds, and may not be relied upon or cited by any other person or entity. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan.
     Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.
     We hereby consent to the filing of a form of this opinion as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (File No. 333-157992) containing the Proxy Statement and Prospectus relating to the Reorganization filed by the Acquiring Fund with the Securities and Exchange Commission on April 16, 2009 (the “Registration Statement”) and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the

Nuveen Insured Tax-Free Advantage Municipal Fund
Nuveen Insured Florida Tax-Free Advantage Municipal Fund
                                        , 2009

category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
VEDDER PRICE P.C.
FEDERAL TAX NOTICE: Treasury Regulations require us to inform you that any federal tax advice contained herein (including in any attachments and enclosures) is not intended or written to be used, and cannot be used by any person or entity, for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.